Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report, dated February 29, 2016, relating to the consolidated financial statements of Apollo Global Management, LLC and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015:

•    Registration Statement No. 333-182844 on Form S-3ASR
•    Registration Statement No. 333-188415 on Form S-3ASR
•    Registration Statement No. 333-188416 on Form S-3ASR
•    Registration Statement No. 333-188417 on Form S-3ASR
•    Registration Statement No. 333-173161 on Form S-8

/s/ Deloitte & Touche LLP
New York, New York
February 29, 2016